Rule 424 (b) (3)
Registration No. 333-84192

PRICING SUPPLEMENT NO. 3204 DATED February 12, 2003
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$5,000,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	02/18/2003
Maturity Date:	02/15/2005
Interest Rate:	2.62% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $16,642,702,000 Series C have been issued.